Exhibit 2.2
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Asset Purchase Agreement, dated as of July 14, 2011 (the “Purchase  Agreement”) by and among WARWICK VALLEY NETWORKS, INC., a New York corporation (“Buyer”); WARWICK VALLEY TELEPHONE COMPANY, a New York corporation and the sole shareholder of Buyer (“Buyer Parent”); and ALTEVA, LLC, a New Jersey limited liability company (“Seller” and, together with Buyer and Buyer Parent, the “Parties”) is made as of August 5, 2011, by and among all of Parties.

Recitals

A.           The Parties have heretofore entered into the Asset Purchase Agreement.

B.           Pursuant to Section 12.2 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement, as set forth herein.

Now, Therefore, for good and valuable consideration, the Parties hereby agree as follows:

1.           Definitions.  All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

2.	Amendments to Purchase Agreement.

a.      Section 2.3(c) of the Purchase Agreement is hereby amended in its entirety to read as follows:

“(c)           Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall (i) pay in full or (ii) otherwise arrange for the release of all personal guaranties of Seller’s Key Principals’ (and their respective spouses) with respect to, all Assumed Capital Lease Obligations guaranteed by any of the Key Principals or their respective spouses (the “Guaranteed Capital Leases”), which Guaranteed Capital Leases are identified as such on Schedule 2.3(a).  As used in this Agreement, “Closing Date Lease Payment Amount” means the aggregate amount that Buyer pays at Closing for purposes of paying in full, or obtaining any such release of guaranty under, the Guaranteed Capital Leases pursuant to this Section 2.3(c), plus the aggregate amount that Buyer pays at Closing to satisfy any other Assumed Capital Lease Obligations that Buyer satisfies at Closing.”

b.      Section 3.4(a) of the Purchase Agreement is hereby amended in its entirety to read as follows:

“(a)           After completion of the Collection Period but within 145 days following the Closing Date, Buyer and Seller shall prepare, and Buyer shall cause WithumSmith+Brown, PC to audit, a statement of Closing Date Working Capital as at the Closing Date, together with a written report setting forth their determination of the adjustment, if any, to the Purchase Price in accordance with this Section 3.4 (collectively, the “Closing Date Working Capital Statement”).  The Closing Date Working Capital Statement shall be prepared in accordance with GAAP and in a manner consistent with Seller’s preparation of the Financial Statements and Seller’s application of GAAP in connection with such preparation.  Buyer shall pay the fees and expenses of WithumSmith+Brown, PC in auditing the Closing Date Working Capital Statement.  The Parties agree that, for purposes of calculating the Closing Date Working Capital, (i) the value of Seller’s inventory, if any, shall be determined based on a physical inventory conducted by Buyer and Seller as of a date reasonably proximate to the Closing Date, as determined by Buyer and Seller; (ii) in lieu of any other reserve for doubtful accounts that would otherwise be set forth in the Closing Date Working Capital Statement, all Uncollected Receivables shall be excluded from the Closing Date Working Capital (unless any such Uncollected Receivables are collected by Buyer prior to the final determination of the Closing Date Working Capital Statement, in which case the amount so collected shall be included in Closing Date Working Capital); (iii) the amount of the Assumed Payables shall include accounts payable or other Liabilities of Seller accrued prior to and properly payable as of Closing that Buyer pays or otherwise satisfies, whether or not such accounts payable or Liabilities are identified on Schedule 2.3(a); and (iv) no portion of the Assumed Capital Lease Obligations shall be included as a current Liability on the Closing Date Working Capital Statement.”

c.      The first sentence of Section 5.3(b) of the Purchase Agreement is hereby amended by replacing the clause “Except as disclosed in Section 5.3(b) of the Disclosure Schedule” with the following: “Except as disclosed in Section 5.3(a) of the Disclosure Schedule”.  In addition, the Table of Exhibits and Schedules contained in the Purchase Agreement is hereby amended by deleting any reference to Section 5.3(b) of the Disclosure Schedule.

d.      Section 5.9(a) of the Purchase Agreement is hereby amended by deleting from Section 5.9 the following sentence: “Section 5.9(a) of the Disclosure Schedule indicates which of the Seller Governmental Authorizations shall be assigned to Buyer at the Closing.”

e.      Schedule A (Disclosure Schedule) to the Purchase Agreement is hereby amended to add two new Sections, referred to as Schedules 5.10(a) and Schedule 5.11, in the form attached to this Amendment.

3.           Effect of Amendment.  Except for the terms, conditions and provisions modified by this Amendment, the Purchase Agreement shall remain in full force and effect pursuant to the terms thereof.

4.           Binding Effect.  Subject to the provisions of the Purchase Agreement, this Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  The Parties acknowledge that the consent or approval of the Key Principals is not required, pursuant to Section 12.2 of the Purchase Agreement, to give effect to the amendments set forth herein.

5.           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have signed this Amendment as of the date first written above.

BUYER: WARWICK VALLEY NETWORKS, INC.

By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

BUYER PARENT: WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

SELLER: ALTEVA, LLC

By:	/s/ William Bumbernick
William Bumbernick
Chairman

Upon request, Warwick Valley Telephone Company will furnish supplementally to the Securities and Exchange Commission a copy of any schedule referenced in this First Amendment to Asset Purchase Agreement.